Exhibit 10.1

LEASE TERMINATION AGREEMENT

AND AMENDMENT

This LEASE TERMINATION AGREEMENT AND AMENDMENT (this “Agreement”) is entered into as of September 24, 2025 (the “Effective Date”) by and between BAYSIDE AREA DEVELOPMENT, LLC, a Delaware limited liability company (“Landlord”), and UNITY BIOTECHNOLOGY, INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A. Landlord and Tenant are parties to the Lease dated February 29, 2019 (the “Lease”), whereby Tenant currently leases approximately 62,655 rentable square feet of space (the “Premises”) comprising the entire rentable area of the building located at 285 E. Grand Avenue, South San Francisco, CA 94080 (the “Building”).

B. As of the Effective Date, Initial Therapeutics, Inc., a Delaware corporation (“Subtenant”) currently subleases a portion of the Premises (the “Sublet Premises”, as more particularly set forth therein) from Tenant (as sublandlord) pursuant to that certain Sublease dated May 24, 2022 (the “Original Sublease”) between Subtenant and Tenant (as sublandlord), as amended by that certain First Amendment to Sublease dated September 14, 2023 (the “Sublease First Amendment”) between Tenant and Subtenant. The Original Sublease and the Sublease First Amendment are collectively referred to as the “Existing Sublease”. Landlord consented to the Existing Sublease pursuant to that certain Consent to Sublease Agreement dated June 29, 2022 by and among Landlord, Tenant and Subtenant, as amended by that certain First Amendment to Consent to Sublease Agreement dated September 26, 2023 by and among Landlord, Tenant and Subtenant (collectively, the “Existing Consent to Sublease”).

C. As of the Effective Date, Nine Square Therapeutics Corporation, Inc., a Delaware corporation (“Sub-Subtenant”) currently sub-subleases a portion of the Premises (the “Sub-Sublet Premises”, as more particularly set forth therein) from Subtenant (as sub-sublandlord) pursuant to that certain Sub-Sublease dated May 24, 2022 (the “Original Sub-Sublease”) between Sub-Subtenant and Subtenant (as sub-sublandlord), as amended by that certain First Amendment to Sub-Sublease dated September 14, 2023 (the “Sub-Sublease First Amendment”) between Subtenant and Sub-Subtenant. The Original Sub-Sublease and the Sub-Sublease First Amendment are collectively referred to as the “Existing Sub-Sublease”. Landlord consented to the Existing Sub-Sublease pursuant to that certain Consent to Sub-Sublease Agreement dated June 30, 2022 by and among Landlord, Tenant, Subtenant and Sub-Subtenant, as amended by that certain First Amendment to Consent to Sub-Sublease Agreement dated September 26, 2023 by and among Landlord, Tenant, Subtenant and Sub-Subtenant (collectively, the “Existing Consent to Sub-Sublease”).

D. Tenant and Landlord desire to enter into this Agreement in order to (i) terminate the Lease and provide for Tenant’s release of Landlord as provided herein; and (ii) amend certain provisions of the Lease, all as hereinafter provided. Each capitalized term when used herein shall have the same respective meaning as is given such term in the Lease, Existing Sublease or Existing Sub-Sublease, as applicable, unless expressly provided otherwise in this Agreement.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the conditions and the covenants hereinafter contained, and for other consideration hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows.

1. Termination of the Lease. The Lease Term for the Lease is currently scheduled to expire on December 31, 2029 (the “Original Expiration Date”). Notwithstanding the foregoing, the Lease shall terminate and be of no further force or effect as of 11:59 P.M. on March 31, 2026 (“Termination Date”); provided, that, notwithstanding anything in this Agreement to the contrary, following the mutual execution and delivery of this Agreement, Landlord shall have the right, at Landlord’s option, upon at least thirty (30) days’ prior written notice to Tenant, to accelerate and designate an earlier Termination Date under this Agreement.

2. Obligation to Pay Rent. From the Effective Date of this Agreement through and including the Termination Date, Tenant shall remain obligated for and shall continue to pay Base Rent, Tenant’s Share of Direct Expenses and all other amounts of Additional Rent, if any, due to Landlord, per the terms of the Lease; provided, that, Tenant’s full payment of the Prepaid Rent (as defined below) shall satisfy such obligations to pay Base Rent, Tenant’s Share of Direct Expenses, and all other amounts of Additional Rent, if any, due to Landlord, for such period, including any period in arrears, as more particularly set forth in Section 4(a) below.

3. Surrender of Premises; Required Surrender Conditions; Elective Early Surrender.

(a) Surrender of Premises; Required Surrender Conditions. Tenant hereby agrees to vacate the Premises and surrender and deliver exclusive possession thereof to Landlord on or before the Termination Date, which surrender shall be completed in accordance with the all applicable surrender provisions of the Lease (the “Required Surrender Conditions”), which Required Surrender Conditions, notwithstanding anything in the Lease, shall include, without limitation, the following: (i) causing the Existing Subtenant to vacate the Sublet Premises and the Existing Sub-Subtenant to vacate the Sub-Sublet Premises; and (ii) surrendering in accordance with the terms of Article 15 of the Lease, which shall include, without limitation, with respect to any laboratory areas of the Premises, decommissioning, receipt of written closure from the applicable governmental agencies as required by applicable laws and closing or transferring of any permits and licenses; provided, however, that Tenant’s compliance with this Section 3(a) shall have been deemed complete on the date of the Company’s certification to Landlord that the required inspectors have been to the Premises and inspected the Premises with no material issues such that a final certification is expected to issue (and in the event outstanding issues remain, Tenant shall be liable to Landlord for Base Rent, Additional Rent and all other amounts due to Landlord up to and including the date of such certification pursuant to the terms of the Lease).

(b) Elective Early Surrender. Notwithstanding, and without modifying or accelerating the Termination Date, Tenant desires to vacate and abandon the Premises and cease conducting business operations therefrom for the remainder of the current Lease Term through and including such Termination Date. In connection therewith, the parties hereby acknowledge and agree as follows:

i) following the Effective Date, Tenant shall be permitted to so vacate and abandon the Premises and cease conducting business operations therefrom, and any such vacation, abandonment and cessation of business operations by Tenant shall not be an Event of Default by Tenant under Section 19.1.3 of the Original Lease (and for purposes of clarification, the Lease shall otherwise remain in full force and effect [as amended by this Agreement] and the Termination Date shall still occur as set forth in Section 1 above);

ii) within three (3) business days of Tenant providing Landlord with written notice (the “Early Surrender Notice”) that Tenant has so vacated and abandoned the Premises, which notice can be sent electronically, Landlord shall perform a walkthrough of the Premises to inspect the same in order to confirm satisfaction of the Required Surrender Conditions, and in connection therewith: (A) if Landlord confirms that Tenant has so vacated and surrendered and satisfied the Required Surrender Conditions, then Landlord shall promptly provide written notice to Tenant (the “Early Surrender Confirmation Notice”) confirming the same, which notice can be sent electronically (if, however, Landlord reasonably determines that the Required Surrender Conditions were not satisfied, then, in lieu thereof, Landlord shall provide written notice of the same to Tenant, which notice can be sent electronically, together with a reasonable description of the applicable issues, in which event, upon correction, Tenant may again proceed with delivering a new Early Surrender Notice to Landlord hereunder); (B) from and after the date that Tenant receive the Early Surrender Confirmation Notice from Landlord (the “Early Surrender Confirmation Date”), so long as Tenant or any of its agents, employees, contractors, licensees or invitees do not access the Premises and/or Project thereafter, the parties hereby acknowledge and agree as follows:

(1) Tenant shall have no obligation to perform Tenant’s Repair Obligations as defined and set forth in Section 7.1 of the Original Lease (including, without limitation, no obligation to maintain any of the Service Contracts defined and set forth in Section 7.2 of the Original Lease), and in connection therewith, Landlord shall have no obligation to perform Landlord’s Repair Obligations as defined and set forth in Section 7.4 of the Original Lease);

(2) Tenant shall not be obligated to carry the policies of Tenant insurance coverage set forth in Section 10.3 of the Original Lease (provided, however, if Tenant or any of its agents, employees, contractors, licensees or invitees desire to access the Premises after the Early Surrender Confirmation Date, then Tenant shall again be required to carry all insurance coverage required of Tenant under the Lease for such dates and periods of access [and provide evidence of the same to Landlord]);

(3) with respect to Section 10.1 of the Original Lease, Tenant shall have no obligation to indemnify Landlord with respect to any claims, loss, cost, damage, injury, expense and liability with or arising from “any cause in, on or about the Premises” (provided, that, Tenant’s other indemnification obligations that expressly survive the termination of the Lease shall remain in force and effect, subject, however, to the terms and conditions of this Agreement, including without limitation, Sections 5, 6 and 7 below); and

(4) Neither Landlord nor Tenant shall have any obligation to perform any restoration work under the Lease (as hereby amended) as a result of any such damage, destruction, condemnation or taking under Articles 11 and/or 13 of the Original Lease, as the case may be.

4. Consideration to Landlord; Prepaid Rent; Bill of Sale. In consideration for Landlord’s execution of this Agreement, and as a condition to the effectiveness of this Agreement, Landlord and Tenant hereby agree as follows:

(a) Notwithstanding anything in the Lease to the contrary, concurrently with Tenant’s execution and delivery of this Agreement, Tenant shall irrevocably and unconditionally pay to Landlord the amount of $3,646,000.72 (the “Prepaid Rent”), which Prepaid Rent shall constitute Tenant’s irrevocable, absolute, and unconditional payment in advance of the Base Rent, Tenant’s Share of Direct Expenses, and all other amounts of Additional Rent, if any, due to Landlord due under the Lease during the period of June 1, 2025 (retroactively applied) through and including the original Termination Date (the “Prepaid Rent Period”). Landlord and Tenant acknowledge and agree as follows: (A) concurrently with Tenant’s execution and delivery of this Agreement, Tenant shall pay to Landlord a portion of the Prepaid Rent in the amount of $2,750,000.00 (the “Prepaid Rent Payment”); and (B) pursuant to Article 21 of the Original Lease, Landlord is the beneficiary under a letter of credit issued by Silicon Valley Bank (the “Bank”) in the face amount of $896,000.72 (the “Letter of Credit”) as protection for the full and faithful performance by Tenant of all of its obligations under this Lease, and in connection therewith: (1) as soon as is reasonably possible following Tenant’s execution and delivery of this Agreement, and in satisfaction of Tenant’s obligation to immediately pay the remainder of the Prepaid Rent in excess of the Prepaid Rent Payment, Landlord have the right to immediately draw down on the entirety of the Letter of Credit in accordance with the terms of the Lease, and apply the entirety of any proceeds of the Letter of Credit actually received by Landlord as further partial payment of the Prepaid Rent; (2) Tenant irrevocably and unconditionally waives any and all rights that it may have to object to or otherwise hinder Landlord’s draw of the Letter of Credit under the Lease or applicable law; and (3) Tenant further agrees to fully cooperate with Landlord in connection with Landlord’s draw on the Letter of Credit, and further agrees to execute any documents requested by either Landlord or the Bank in connection with any such draw. Notwithstanding anything in the Lease to the contrary, as a result of the application of the Prepaid Rent Payment and the proceeds of the Letter of Credit towards the payment of Prepaid Rent as provided herein, (a) the Prepaid Rent shall be deemed fully earned by Landlord upon application of the Prepaid Rent Payment and/or Letter of

Credit Proceeds, (b) the Prepaid Rent shall be a final and absolute payment to Landlord that is non-refundable to Tenant in all events (including, without limitation, if Landlord accelerates the Termination Date pursuant to Section 1 above), (c) Landlord shall have no obligation to return to Tenant any portion of either the Prepaid Rent Payment or the Letter of Credit proceeds applied by Landlord to the Prepaid Rent, (d) Tenant hereby forever and irrevocably relinquishes and releases any and all rights to the return of either the Prepaid Rent Payment, the Letter of Credit currently held by Landlord under the Lease, or any proceeds of the Letter of Credit, and (e) Tenant shall have no obligation to deliver to Landlord any replenishment of the L-C Amount (or replacement Letter of Credit) following such draw down of the same pursuant to hereinabove. Tenant further acknowledges and agrees that Tenant’s obligation to pay the Prepaid Rent is fully and clearly set stated in this Agreement and Tenant waives the benefits and protections of Section 1950.8 of the California Civil Code. Tenant also unconditionally and irrevocably waives and releases any rights or claims Tenant may have under Section 1951.7 of the California Civil Code with respect to the Prepaid Rent Payment, the Letter of Credit, or the Letter of Credit proceeds, including without limitation, any right to request notice under Section 1951.7(c) or any other similar laws, statutes, or ordinances now or hereinafter in effect. If, for any reason, Landlord is unable or unwilling to draw on the Letter of Credit, in whole or in part, following the expiration of three (3) business days following Landlord’s written notice to Tenant of such inability or failure (the “Letter of Credit Draw Failure Notice”), Tenant shall immediately pay to Landlord the full remaining amount of the Prepaid Rent (less the Prepaid Rent Payment and any proceeds of the Letter of Credit actually received by Landlord) by wire transfer of immediately available funds (the “Alternative Cash Termination Payment”) and following Landlord’s receipt of the full applicable Alternative Cash Termination Payment, Landlord shall not be entitled to and have no further rights in and to the Letter of Credit and/or any proceeds thereof to the extent resulting in any double recovery of the applicable underlying amounts. If Tenant falls to timely pay the Alternative Cash Termination Payment within three (3) business days after Tenant’s receipt of the Letter of Credit Draw Failure Notice, then Landlord may declare a material and uncurable event of default under the Lease (without the requirement of any additional notice or cure periods as may be required by the terms of the Lease); and

(b) Tenant shall concurrently with the execution of this Agreement, deliver to Landlord an executed bill of sale (in the form of Exhibit A attached hereto), conveying the scope of existing furniture, fixtures and equipment, audio visual equipment, security, cabling and other items in the Premises as of the Effective Date referenced in the bill of sale to Landlord for the price of One Dollar ($1.00).

5. Mutual Release of Parties from Liability. Except for any of Landlord’s or Tenant’s obligations, duties and rights under this Agreement, as the case may be, and except as otherwise provided in Sections 6 and 7 below, effective as of the Termination Date (or any earlier Early Surrender Confirmation Date [as the earlier alternative to the Termination Date], unless Tenant or any of its agents, employees, contractors, licensees or invitees access the Premises and/or Project thereafter, in which event such reference shall remain the Termination Date):

(a) Landlord and Tenant (as the case may be) shall be fully and unconditionally released and discharged from its respective obligations arising from or connected with the provisions of the Lease (including with respect to the Premises), specifically including, without limitation, (1)_any right Tenant may have to audit or review Landlord’s books or records or to contest any Direct Expenses, billed to Tenant under the Lease, and (2) any right of Landlord to be paid any Base Rent, Tenant’s Share of Direct Expenses and/or any other Additional Rent; and

(b) This Agreement shall fully and finally settle all of Tenant’s and Landlord’s (as the case may be) demands, charges, claims, accounts or causes of action of any nature, including, without limitation, both known and unknown claims and causes of action that may arise out of or in connection with the obligations of Landlord or Tenant (as the case may be) under the Lease (and, as between Landlord and Tenant, only, the Existing Sublease and/or Existing Sub-Sublease).

Tenant and Landlord each expressly waives the provisions of California Civil Code Section 1542, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Tenant and Landlord each acknowledges that it has received the advice of legal counsel with respect to the aforementioned waiver and understands the terms thereof.

6. Representations of Tenant. Tenant represents to Landlord that (a) as of the date hereof, except for the Existing Sublease and Existing Sub-Sublease, Tenant has not assigned or sublet all or any portion of its interest in the Lease or Premises; (b) no other person, firm or entity has any right, title or interest in the Lease; (c) Tenant has the full right, legal power and actual authority to enter into this Agreement and to terminate the Lease without the consent of any person, firm or entity; and (d) Tenant has the full right, legal power and actual authority to bind Tenant to the terms and conditions hereof. Tenant further represents to Landlord that as of the date hereof, to the best of its knowledge there are no, and as of the Termination Date there shall not be any, mechanic’s liens or other liens encumbering all or any portion of the Premises, by virtue of any act or omission on the part of Tenant, its predecessors, contractors, agents, employees, successors or assigns. Notwithstanding the termination of the Lease and the release of liability provided for herein, the representations set forth in this Section 6 shall survive the Termination Date and Tenant shall be liable to Landlord for any inaccuracy or any breach thereof.

7. Continuing Liability. Notwithstanding the termination of the Lease and the release of liability provided for herein, except as expressly provided in this Agreement otherwise, Tenant and Landlord (as the case may be) shall each remain liable for: (i) with respect to the period of its tenancy prior to the Termination Date, (or any earlier Early Surrender Confirmation Date [as the earlier alternative to the Termination Date], unless Tenant or any of its agents, employees, contractors, licensees or invitees access the Premises and/or Project thereafter, in which event such reference shall remain the Termination Date), the performance of all of its respective obligations under the Lease and all of its respective obligations that otherwise expressly survive the termination of the Lease (provided, that, as more particularly set forth in Section 4(a) above, Landlord’s receipt of the Prepaid Rent shall satisfy Tenant’s financial obligations to pay Base Rent, Tenant’s Share of Direct Expenses, and all other amounts of Additional Rent, if any, under the Lease); and (ii) Tenant’s obligations under Sections 9 and 10 below. Landlord shall have all the rights and remedies with respect to such obligations as set forth in the Lease, including, without limitation, all rights and remedies at law and/or in equity with respect to Tenant’s obligations under Section 8 below. In the event that Tenant (and/or Existing Subtenant and/or Existing Sub-Subtenant) retains possession of the Premises, or any part thereof, after the Termination Date, then the provisions of Article 16 of the Lease shall apply.

8. New Corporate Consideration. As additional consideration to Landlord for entering into this Agreement, Tenant hereby acknowledges and agrees as follows: (i) in the event that Tenant (or Tenant’s successor) receives any cash consideration (including, without limitation, capital infusions, loan proceeds and/or straight monetization of assets) from the monetization, including through the issuance of equity or other securities, of Tenant’s corporate assets existing and owned as of the Effective Date (including intellectual property, licenses or any other assets reflected on the Tenant’s balance sheet as of the Effective Date), within the period commencing on the Effective Date and continuing to and including the date that is twenty-four (24) months following the Termination Date, Landlord shall be entitled to receive an amount equal to twenty-five percent (25%) of the value of such cash consideration paid to or accruing to the shareholders of the Tenant as of the Effective Date as received by Tenant (but in no event in excess of a total aggregate amount of $26,875,959.00, which aggregate cap shall be reduced by an amount equal to the sum of any amounts of the Prepaid Rent received by Landlord in accordance with Section 5(a) above), which amount shall be paid by Tenant to Landlord in cash within thirty (30) days after the consummation of any such transaction by Tenant; and (ii) in connection therewith: (A) Tenant shall provide Landlord with written notice of any such monetization event within ten (10) business days after the consummation of any such transaction by Tenant; and (B) upon request, Landlord shall have the right to review or audit supporting documentation reasonably necessary to verify proceeds and compliance with this Section 8 upon the execution of a commercially reasonable nondisclosure agreement. Notwithstanding anything in this Agreement, Tenant’s obligations and Landlord’s rights under this Section 8 shall survive the termination of the Lease under this Agreement.

9. Existing Sublease L-C. Notwithstanding anything in the Lease, Existing Sublease and/or this Agreement, as between Landlord and Tenant, as additional consideration to Landlord entering into this Agreement: (i) Tenant hereby assigns all of Tenant’s rights, title and interest to any proceeds that may be drawn by Tenant under the Letter of Credit as defined in and currently held by Existing Subtenant under the Existing Sublease (the “Sublease L-C”); (ii) if Tenant is entitled to draw any proceeds under the Sublease L-C (i.e., in the event of the occurrence of any draw condition thereunder, including, without limitation, any default by Existing Subtenant under the Existing Sublease), Tenant shall (A) promptly notify Landlord, (B) make all commercially reasonable, diligent and good faith efforts to so draw such proceeds under the Sublease L-C (any such proceeds, “Sublease L-C Proceeds”) and (B) deliver the Sublease L-C Proceeds to Landlord. In connection with the foregoing, Tenant hereby forever relinquishes and releases all of its right, title and interest in and to any Sublease L-C Proceeds so drawn and agrees that Landlord shall have no obligation to return any amounts thereof to Tenant (and/or offset any amounts of the Sublease L-C Proceeds through any future leasing and mitigation efforts). Further, prior to and/or concurrently with any such draw of Sublease L-C Proceeds by Tenant, Tenant hereby agrees to thereafter execute such further documents or instruments as may be necessary or appropriate to carry out the intention of the foregoing assignment of proceeds (as the case may be with respect to the timing and documentary requirements of the issuing bank). Should Tenant be unable to draw any proceeds under the Sublease L-C for any reason and/or there is not an event or occurrence of any draw condition thereunder, Tenant shall not be in violation of this provision and this Agreement will be unaffected. The foregoing obligations shall survive the Termination Date.

10. Termination Fees for Existing Sublease. As additional consideration to Landlord for entering into this Agreement, Tenant hereby acknowledges and agrees that Tenant (or Tenant’s successor) shall enter into any early termination agreement with Existing Subtenant to terminate the Existing Sublease prior to the Termination Date and to the extent such termination includes any termination fee and/or other termination consideration due and payable by Existing Subtenant to Tenant for such termination, exclusive of the Sublease L-C Proceeds (“Sublease Early Termination Fees”), then Landlord shall be entitled to receive an amount equal to such Sublease Early Termination Fee, which amount shall be paid by Tenant to Landlord by wire within ten (10) days after the receipt thereof from Existing Subtenant. Tenant shall provide a copy of any termination agreement to Landlord with two (2) business days of execution. The foregoing obligations shall survive the Termination Date.

11. Consent. Provided that the agreement(s) are substantially similar to the form and content in the agreements attached as Exhibit B attached hereto and incorporated herein, Landlord expressly agrees, acknowledges, and consents to the early termination of both the Existing Sublease and Existing Sub-Sublease, the execution of the respective termination agreements on or around the date this Agreement is executed, and the Landlord further agrees, acknowledges, and consents to the date of those respective terminations being prior to the Lease Termination Date.

12. Brokers. Landlord and Tenant hereby represent to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Agreement and that they know of no real estate broker or agent who is entitled to a commission in connection with this Agreement. Each party agrees to indemnify, defend and hold the harmless the other party from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent occurring by, through, or under the indemnifying party. The terms of this Section 11 shall survive the Termination Date.

13. Confidentiality. Tenant acknowledges that the terms and conditions of this Agreement are to remain confidential for Landlord’s benefit, and may not be disclosed by Tenant to anyone, (other than on a need to know basis to Tenant’s directors, officers, shareholders, advisors, consultants, financial, legal and space planning consultants) by any manner or means, directly or indirectly, without Landlord’s prior written consent; however, Tenant may disclose the terms and conditions of this Agreement if required by law or court order (including, without limitation, as and to the extent required for Tenant to file a Form 8-K or any other required SEC filings). Tenant shall be liable for any disclosures made in violation of this Section by Tenant or by any entity or individual to whom the terms of and conditions of this Agreement were disclosed or made available by Tenant. The consent by Landlord to any disclosures shall not be deemed to be a waiver on the part of Landlord of any prohibition against any future disclosure.

14. Attorneys’ Fees. Should any dispute arise between the parties hereto or their legal representatives, successors and assigns concerning any provision of this Agreement or the rights and duties of any person in relation thereto, the party prevailing in such dispute shall be entitled, in addition to such other relief that may be granted, to recover reasonable attorneys’ fees and legal costs in connection with such dispute.

15. Governing Law. This Agreement shall be governed and construed under the laws of the State of California.

16. Counterparts; Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement. Signatures of the parties transmitted by telefacsimile or electronic mail PDF format shall be deemed to constitute originals and may be relied upon, for all purposes, as binding the transmitting party hereto. The parties intend to be bound by the signatures transmitted by telefacsimile or electronic mail PDF format, are aware that the other party will rely on such signature, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of signature.

17. Binding Effect. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective legal representatives, successors and assigns.

18. Time of the Essence. Time is of the essence of this Agreement and the provisions contained herein.

19. Further Assurances. Landlord and Tenant hereby agree to execute such further documents or instruments as may be necessary or appropriate to carry out the intention of this Agreement.

20. Voluntary Agreement. The parties have read this Agreement and mutual release as contained herein, and on the advice of counsel they have freely and voluntarily entered into this Agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Agreement as of the day and year first above written.

LANDLORD:		TENANT:

BAYSIDE AREA DEVELOPMENT, LLC, a Delaware limited liability company		UNITY BIOTECHNOLOGY, INC., a Delaware corporation

By:	/s/ Natalia De Michele	By:	/s/ Craig Jalbert

Name:	Natalia De Michele	Name:	Craig Jalbert

Its:	Senior Vice President	Its:	President